Exhibit 4.2

[FORM OF GLOBAL NOTE]

[Insert Global Security Legend, if required pursuant to the Indenture]

[Insert Private Placement Legend, if required pursuant to the Indenture]

[Insert Canadian Private Placement Legend, if required pursuant to the Indenture]

BIOVAIL CORPORATION

5.375% Senior Convertible Notes due 2014

No. [•]	CUSIP NO. 09067J AC3
	ISIN US09067JAC36	US$[•]

Biovail Corporation, a corporation duly organized and validly existing under the laws of Canada (herein called the “Company”, which term includes any successor corporation under the Indenture referred to on the reverse hereof), for value received hereby promises to pay to [Cede & Co.], or registered assigns, the principal sum of [•] United States Dollars ($•) [INCLUDE IF SECURITY IS A GLOBAL SECURITY — (which amount may from time to time be increased or decreased by adjustments made on the records of the Trustee, as custodian for the Depositary, in accordance with the rules and procedures of the Depositary)] on August 1, 2014.

Reference is made to the further provisions of this Security set forth on the reverse hereof, including, without limitation, provisions giving the Holder of this Security the right to convert this Security in certain circumstances and the ability and the obligation of the Company to make an offer to repurchase this Security upon certain events on the terms and subject to the limitations referred to on the reverse hereof and as are more fully specified in the Indenture.  Such further provisions shall for all purposes have the same effect as though fully set forth at this place.

This Security shall be deemed to be a contract made under the laws of the State of New York, and for all purposes shall be construed in accordance with and governed by the laws of said State.

This Security shall not be valid or become obligatory for any purpose until the certificate of authentication hereon shall have been manually signed by the Trustee or a duly authorized authenticating agent under the Indenture.

IN WITNESS WHEREOF, the Company has caused this instrument to be duly executed.

BIOVAIL CORPORATION

By:
Authorized Signatory

Attest:

By:
Authorized Signatory

TRUSTEE’S CERTIFICATE OF AUTHENTICATION

Dated:	THE BANK OF NEW YORK MELLON,
as Trustee

By:
Authorized Signatory

[Reverse of Security]

BIOVAIL CORPORATION

5.375% Senior Convertible Notes due 2014

This Security is one of a duly authorized issue of Securities of the Company, designated as its 5.375% Senior Convertible Notes due 2014 (herein called the “Securities”), all issued or to be issued under and pursuant to an Indenture dated as of June 10, 2009 (herein called the “Indenture”), between the Company and The Bank of New York Mellon (herein called the “Trustee”) and BNY Trust Company of Canada (herein called the “Co-Trustee”), to which Indenture and all indentures supplemental thereto reference is hereby made for a description of the rights, limitations of rights, obligations, duties and immunities thereunder of the Company, the Trustee, the Co-Trustee and the Holders of the Securities.  Terms used herein which are defined in the Indenture have the meanings assigned to them in the Indenture.

The indebtedness evidenced by the Securities is senior unsecured indebtedness of the Company and ranks equally with the Company’s other senior unsecured indebtedness.

Interest.  The Company will pay interest on the principal amount of this Security at the rate of 5.375% per annum.  The Company will pay interest semiannually in arrears on February 1 and August 1 of each year, commencing on February 1, 2010.

Interest will be paid to the person in whose name a Security is registered at the close of business on or, as the case may be, immediately preceding the relevant Interest Payment Date. Interest (including any Additional Interest Amounts) on the Securities shall be computed on the basis of a 360-day year of twelve 30-day months.  Each rate of interest which is calculated with reference to a period that is less than the actual number of days in the calendar year of calculation is, for the purposes of the Interest Act (Canada), equivalent to the yearly rate of interest payable on the Securities multiplied by the actual number of days in the year and divided by 360.  The amount of interest payable for any period shorter than a full quarterly period for which interest is computed will be computed on the basis of the actual number of days elapsed in the period.

The Holder of this Security at 5:00 p.m., New York City time, on a Regular Record Date shall be entitled to receive interest (including Additional Interest Amounts and Additional Amounts, if any), on this Security on the corresponding Interest Payment Date. The Holder of this Security at 5:00 p.m., New York City time, on a Regular Record Date will receive payment of interest (including Additional Interest Amounts and Additional Amounts, if any) payable on the corresponding Interest Payment Date notwithstanding the conversion of this Security at any time after 5:00 p.m., New York City time, on such Regular Record Date. If this Security is surrendered for conversion during the period after 5:00 p.m., New York City time, on any Regular Record Date to 9:00 a.m., New York City time, on the immediately following Interest

Payment Date, it must be accompanied by payment of an amount equal to the interest (including Additional Interest Amounts and Additional Amounts, if any) that the Holder is to receive on the Securities on the corresponding Interest Payment Date, subject to the exceptions set forth in Section 13.03(b) of the Indenture. Except where this Security is surrendered for conversion and must be accompanied by payment as described above, no interest (including Additional Interest Amounts or Additional Amounts, if any) thereon will be payable by the Company on any Interest Payment Date subsequent to the date of conversion, and delivery of the cash and Common Shares, if applicable, pursuant to Article XIII of the Indenture, together with any cash payment for any fractional shares, upon conversion will be deemed to satisfy the Company’s obligation to pay the principal amount of the Securities and accrued and unpaid interest (including Additional Interest Amounts or Additional Amounts, if any) to, but not including, the related Conversion Date.

Method of Payment.  By no later than 10:00 a.m., New York City time, on the date on which any principal of or interest (including Additional Interest Amounts or Additional Amounts, if any) on any Security is due and payable, the Company shall deposit with the Paying Agent money sufficient to pay such amount.  The Company will pay principal and interest in money of the United States that at the time of payment is legal tender for payment of public and private debts.  Payments in respect of Securities represented by a Global Security (including principal and interest (including Additional Interest Amounts and Additional Amounts, if any)) will be made by wire transfer of immediately available funds to the accounts specified by the Depositary.  The Company will pay principal of Physical Securities at the office or agency designated by the Company in The Borough of Manhattan, The City of New York.  Interest (including Additional Interest Amounts and Additional Amounts, if any) on Physical Securities will be payable (i) to Holders having an aggregate principal amount of $5,000,000 or less, by check mailed to the Holders of these Securities and (ii) to Holders having an aggregate principal amount of more than $5,000,000, either by check mailed to each Holder or, upon application by a Holder to the Security Registrar not later than two days prior to the relevant Regular Record Date, by wire transfer in immediately available funds to that Holder’s account within the United States, which application shall remain in effect until the Holder notifies the Security Registrar, in writing, to the contrary.

Additional Amounts.  The Company shall pay to the Holders such Additional Amounts as may become payable under Section 10.10 of the Indenture.

Redemption For Tax Reasons; Notice of Election by Holder.  Subject to the terms of the Indenture, the Company may, at its option, redeem the Securities, in whole but not in part, for an amount equal to 100% of the Principal Amount of the Securities, plus accrued and unpaid interest (including Additional Interest Amounts or Additional Amounts, if any) to, but excluding, the Redemption Date (the “Redemption Price”), if the Company has become or would become obligated to pay to the Holders Additional Amounts (which are more than a de minimis amount) as a result of any amendment or change occurring after June 3, 2009 in the laws or any regulations of Canada or any Canadian political subdivision or taxing authority, or any change occurring after June 3, 2009 in the interpretation or application of any such laws or regulations by any legislative body, court, governmental agency, taxing authority or regulatory authority (including the enactment of any legislation and the publication of any judicial decision or regulatory or administrative determination); provided, the Company cannot avoid these obligations by taking reasonable measures available to it and that it delivers to the Trustee and the Co-Trustee an opinion of Canadian legal counsel specializing in taxation and an Officers’ Certificate attesting to such change and obligation to pay Additional Amounts (such a redemption, referred to herein as a “Tax Redemption”).

Upon receiving a Notice of Redemption with respect to a Tax Redemption, each Holder who does not wish to have the Company redeem its Securities pursuant to Article XI of the Indenture can elect to (i) convert its Securities pursuant to Article XIII of the Indenture or (ii) not have its Securities redeemed, provided that no Additional Amounts will be payable on any payment of interest or principal with respect to the Securities after such Redemption Date.  All future payments will be subject to the deduction or withholding of any Canadian Taxes required by law to be deducted or withheld.

Where no such election is made, the Holder will have its Securities redeemed without any further action.  If a Holder does not elect to convert its Securities pursuant to Article XIII of the Indenture but wishes to elect to not have its Securities redeemed, such Holder must deliver to the Paying Agent designated by the Company for such purpose in the Notice of Redemption, a written Notice of Election (the “Notice of Election”) in the form provided on the back of this Security (or a facsimile thereof), or any other form of written notice substantially similar to the Notice of Election, in each case, duly completed and signed, so as to be received by the Paying Agent no later than the close of business on the fifth Business Day prior to the Redemption Date.

A Holder may withdraw any Notice of Election by delivering to the Company (if the Company is acting as its own Paying Agent), or to a Paying Agent designated by the Company in the Notice of Redemption, a written notice of withdrawal prior to the close of business on the Business Day prior to the Redemption Date.

Redemption at the Option of the Company.  At any time on or after August 2, 2012, the Company may redeem the Securities, in whole or from time to time in part, for cash at a Redemption Price equal to 100% of the Principal Amount being redeemed plus accrued and unpaid interest to, but excluding, the Redemption Date, if the Closing Sale Price of the Common Shares is equal to or greater than 130% of the Conversion Price then in effect for at least 20 Trading Days in the period of 30 consecutive Trading Days ending on the Trading Day prior to the date of mailing of the Notice of Redemption (as defined below) (such a redemption, referred to herein as an “Optional Redemption”).

Others Matters Relating to Redemption.  Written notice of any Tax Redemption or Optional Redemption will be provided at least 30 days but not more than 60 days prior to the Redemption Date to each Holder of Securities to be redeemed;

provided that, in the case of a Tax Redemption, (i) in no event will the Company be obligated to give notice of redemption earlier than 60 days prior to the earliest date on or from which it would be obligated to pay any Additional Amounts, and (ii) at the time the Company gives the notice, the circumstances creating its obligation to pay such Additional Amounts remain in effect.

If cash sufficient to pay the Redemption Price of all Securities (or portions thereof) to be redeemed on the Redemption Date is deposited with the Paying Agent on or before the Redemption Date and certain other conditions are satisfied, on and after such Redemption Date, such Securities (or portions thereof) will cease to be outstanding and interest (including Additional Interest Amounts or Additional Amounts, if any) on such Securities will cease to accrue (whether or not book-entry transfer of such Securities is made or whether or not such Securities are delivered to the Paying Agent).

If a Redemption Date is after a Regular Record Date for the payment of interest but on or prior to the corresponding Interest Payment Date, then the interest payable on such Interest Payment Date will be paid to the Holder of record of such Securities on the relevant Regular Record Date, and the amount paid to the Holder who presents the Securities for redemption shall be 100% of the Principal Amount of such Securities.

Offer to Purchase By the Company upon a Fundamental Change.  Subject to the terms and conditions of the Indenture, in the event of a Fundamental Change with respect to the Company at any time prior to August 1, 2014, the Company will be required to make an offer to purchase for cash (the “Fundamental Change Purchase Offer”) all outstanding Securities at a purchase price equal to the Principal Amount plus accrued but unpaid interest, including Additional Interest Amounts or Additional Amounts, if any (the “Fundamental Change Purchase Price”), up to, but excluding, the Fundamental Change Purchase Date.  The “Fundamental Change Purchase Date” will be a date specified by the Company that is no later than the 30th calendar day following the date of the Fundamental Change Notice (as defined below).

Within 30 calendar days after the occurrence of a Fundamental Change with respect to the Company, the Company shall mail to the Trustee, the Co-Trustee and all Holders of the Securities at their addresses shown in the Security Register, and to beneficial owners of the Securities as may be required by applicable law, a notice (the “Fundamental Change Notice”) of the occurrence of such Fundamental Change and the Fundamental Change Purchase Offer arising as a result thereof.

To accept the Fundamental Change Purchase Offer, a Holder of Securities must deliver to the Paying Agent designated by the Company for such purpose in the Fundamental Change Purchase Notice, on or before the Business Day immediately preceding the Fundamental Change Purchase Date, (i) written notice of acceptance of the Fundamental Change Purchase Offer in the form set forth in the Fundamental Change Purchase Offer Acceptance Notice on the back of this Security (the “Fundamental Change Purchase Notice”), or any other form of written notice substantially similar to the Fundamental Change Purchase Notice, in each case, duly completed and signed, with appropriate signature guarantee, and (ii) such Securities that the Holder wishes to tender for purchase by the Company pursuant to the Fundamental Change Purchase Offer, together with the necessary endorsements for transfer to the Company.

Holders have the right to withdraw any Fundamental Change Purchase Notice by delivering to the Paying Agent a written notice of withdrawal in accordance with the provisions of the Indenture.

If the Fundamental Change Purchase Date is after a Regular Record Date but on or prior to the corresponding Interest Payment Date, then the interest payable on such date will be paid to the Holder of record of the Security on the relevant Regular Record Date and the Fundamental Change Purchase Price payable to the Holder who presents the Security for repurchase shall be 100% of the Principal Amount of such Security.

Conversion.  Subject to and in compliance with the provisions of the Indenture (including without limitation the conditions of conversion of this Security set forth in Section 13.01 thereof), the Holder hereof has the right, at its option, to convert the Principal Amount hereof or any portion of such principal which is $1,000 or an integral multiple thereof, into, subject to Section 13.02 of the Indenture, Common Shares at the initial conversion rate of 67.0880 Common Shares per $1,000 Principal Amount of Securities (the “Conversion Rate”) (equivalent to a Conversion Price of $14.91), subject to adjustment in certain events described in the Indenture.  Upon conversion of a Security, the Company will have the right to elect to deliver cash or a combination of cash and Common Shares for the Securities surrendered instead of delivering only Common Shares (plus cash in lieu of fractional Common Shares), as set forth in the Indenture.  No fractional shares will be issued upon any conversion, but an adjustment and payment in cash will be made, as provided in the Indenture, in respect of any fraction of a Common Share which would otherwise be issuable upon the surrender of any Securities for conversion.  The Trustee will initially act as Conversion Agent.  A Holder may convert fewer than all of such Holder’s Securities so long as the Securities converted are an integral multiple of $1,000 Principal Amount.

Amendment and Waiver.  The Indenture permits, with certain exceptions as therein provided, the amendment thereof and the modification of the rights and obligations of the Company and the rights of the Holders of the Securities under the Indenture at any time by the Company, the Trustee and the Co-Trustee with the consent of the Holders of not less than a majority in aggregate Principal Amount of the Outstanding Securities.  The Indenture also contains provisions permitting the Holders of specified percentages in aggregate Principal Amount of the Outstanding Securities, on behalf of the Holders of all the Securities, to waive compliance by the Company with certain provisions of the Indenture and certain past Defaults under the Indenture and their consequences.  Any such consent or waiver by the Holder of this Security shall be conclusive and binding upon such Holder and upon all future Holders of this Security and of any Security issued upon the registration of transfer hereof or in exchange herefor or in lieu hereof, whether or not notation of such consent or waiver is made upon this Security.

Defaults and Remedies.  If an Event of Default shall occur and be continuing, the Principal Amount plus accrued but unpaid interest (including Additional Interest Amounts or Additional Amounts, if any) may be declared due and payable in the manner and with the effect provided in the Indenture.

As provided in and subject to the provisions of the Indenture, the Holder of this Security shall not have the right to institute any proceeding with respect to the Indenture or for the appointment of a receiver or trustee or for any other remedy thereunder, unless (i) such Holder shall have previously given the Trustee and the Co-Trustee written notice of a continuing Event of Default with respect to the Securities, (ii) the Holders of not less than 25% in aggregate Principal Amount of the Outstanding Securities shall have made written request to the Trustee and Co-Trustee to institute proceedings in respect of such Event of Default and offered the Trustee and Co-Trustee reasonable indemnity satisfactory to them, (iii) the Trustee and Co-Trustee shall not have received from the Holders of a majority in Principal Amount of Outstanding Securities a direction inconsistent (in their opinion) with such request, and (iv) the Trustee and the Co-Trustee shall have failed to institute any such proceeding for 60 days after receipt of such notice, request and offer of indemnity referred to above.  The foregoing shall not apply to any suit instituted by the Holder of this Security for the enforcement of any Default in the payment of the Redemption Price or Fundamental Change Purchase Price or payment of said principal hereof and interest (including Additional Interest Amounts, if any) hereon after the respective due dates expressed herein or for the enforcement of any conversion right.

No reference herein to the Indenture and no provision of this Security or of the Indenture shall alter or impair the obligation of the Company, which is absolute and unconditional, to pay the Principal Amount, Redemption Price or Fundamental Change Purchase Price of, and interest, including Additional Interest Amounts or Additional Amounts, if any, on, this Security at the times, place and rate, and in the coin, currency or shares, herein prescribed.  Notwithstanding the foregoing, prior to the occurrence of a Fundamental Change, the Company may, with the consent of the holders of not less than a majority in aggregate Principal Amount of the Securities, amend the obligation of the Company to repurchase Securities upon a Fundamental Change.

Transfers; Denomination Exchange.  As provided in the Indenture and subject to certain limitations therein set forth, the transfer of this Security is registrable in the Security Register, upon surrender of this Security for registration of transfer at the office or agency of the Company in The City of New York, duly endorsed by, or accompanied by a written instrument of transfer in form satisfactory to the Company and the Security Registrar duly executed by, the Holder hereof or his attorney duly authorized in writing, and thereupon one or more new Securities, of authorized denominations and for the same aggregate Principal Amount, will be issued to the designated transferee or transferees.

The Securities are issuable only in registered form in denominations of $1,000 and any integral multiple of $1,000 above that amount, as provided in the Indenture and subject to certain limitations therein set forth.  Securities are exchangeable for a like aggregate Principal Amount of Securities of a different authorized denomination, as requested by the Holder surrendering the same.

No service charge shall be made for any such registration of transfer or exchange, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.

Prior to due presentment of this Security for registration of transfer, the Company, the Trustee, the Co-Trustee and any agent of the Company, the Trustee or the Co-Trustee may treat the Person in whose name this Security is registered as the owner hereof for all purposes, whether or not this Security be overdue, and neither the Company, the Trustee, the Co-Trustee nor any such agent shall be affected by notice to the contrary.

No Recourse Against Others.  No director, officer, employee, shareholder or Affiliate, as such, of the Company from time to time shall have any liability for any obligations of the Company under the Securities or the Indenture.  Each Holder by accepting a Security waives and releases all such liability.

Authentication.  No Security shall be entitled to any benefit under the Indenture or be valid or obligatory for any purpose unless there appears on such Security a certificate of authentication executed by the Trustee.

Governing Law; Indenture to Control.  This Security shall be governed by and construed in accordance with the laws of the State of New York.

In the case of any conflict between the provisions of this Security and the Indenture, the provisions of the Indenture shall control.  All terms used in this Security that are defined in the Indenture shall have the meanings assigned to them in the Indenture.